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                                                                    EXHIBIT 99.3

                                  MILACRON INC.
                             SHARES OF COMMON STOCK
                      OFFERED PURSUANT TO RIGHTS GRANTED TO
                         RECORDHOLDERS OF MILACRON INC.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

      This letter is being distributed by Milacron Inc. (the "Company") to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the "Rights Offering") for shares of its common stock, pursuant to nontransferable subscription rights (the "Rights") granted to all holders of record ("Recordholders") of shares of the Company's common stock (other than any common stock received upon conversion of the Company's 6.0% Series B Convertible Preferred Stock (the "Series B Preferred
Stock")) as of 5:00 p.m., New York City time, on      , 2004 (the "Record
Date"). The Rights are described in the Company's prospectus dated      , 2004
(the "Prospectus").

      The Rights will expire at 5:00 p.m., New York City time, on      , 2004,
subject to extension at the Company's discretion (the "Expiration Date"). The
Rights Offering will not be extended to a date beyond           , 2004. Each
Right allows the holder thereof to purchase one share of the Company's common stock (the "Subscription Privilege") at the cash price of $2.00 per share (the "Subscription Price").

      The Rights are exercisable pursuant to a subscription certificate (the "Subscription Certificate") issued in your name or the name of your nominee. Each beneficial owner of shares of common stock (other than any common stock received upon conversion of Series B Preferred Stock) registered in your name or the name of your nominee is being granted 0.452 Rights for each share of common stock owned by such beneficial owner as of 5:00 p.m., New York City time, on the Record Date.

      We are asking persons who hold shares of common stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, trustee, depository for securities, custodian bank or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Certificate be issued.

      Please take prompt action to notify any beneficial owners of common stock as to the Rights Offering and the procedures and deadlines which must be followed to exercise their Rights.

      All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of Mellon Bank, N.A. (the "Subscription Agent"), incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid for by the Company or the Subscription Agent. Enclosed are copies of the following documents:

      1.    The Prospectus;

      2.    The Subscription Certificate;

      3.    Instructions as to Use of Milacron Inc. Subscription Certificates;

      4. A form letter which may be sent to your clients for whose accounts you hold shares of common stock registered in your name or the name of your nominee;

      5.    Beneficial Owner Election Form;

      6.    Nominee Holder Certification; and

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      7.    A return envelope addressed to Mellon Investor Services LLC.

      If you hold shares of our common stock for the account of more than one client, you may aggregate your exercise of Rights for all your clients and exercise the number of Rights to which all of your clients in the aggregate otherwise would have been entitled had they been direct Recordholders of the Company's common stock on the Record Date (i.e., rounding up the aggregate number of Rights granted to each such beneficial owner to the nearest whole number), provided that you identify the number of Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such Rights in the aggregate by completing the form entitled "Nominee Holder Certification," which we have enclosed.

      Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Certificate (together with the Nominee Holder Certification, if applicable) with payment of the Subscription Price in full for each share of common stock subscribed for, to the Subscription Agent in the envelope provided, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Certificate with payment of the Subscription Price, including final clearance of any checks, at or prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR SUBSCRIPTION RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

      Additional copies of the enclosed materials may be obtained from Innisfree M&A Incorporated, the information agent, at:

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022

                          (212) 750-5833 (Call collect)

Very truly yours,

MILACRON INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MILACRON INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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